Exhibit 10.7

BROADRIDGE FINANCIAL SOLUTIONS, INC.

SUPPLEMENTAL OFFICERS RETIREMENT PLAN

The purpose of this Supplemental Officers Retirement Plan (the “Plan”) is to provide an additional means by which BROADRIDGE FINANCIAL SOLUTIONS, INC. may attract, retain and encourage the productive efforts of a select group of corporate vice presidents or more senior corporate officers who provide valuable services to it and its subsidiaries. The Plan provides supplemental retirement benefits to qualifying participants.

The Plan reads as follows:

ARTICLE I

DEFINITIONS

The following terms when used in this Plan shall have the designated meaning, unless a different meaning is clearly required by the context.

1.1 Annual Benefit Multiplier. The Annual Benefit Multiplier shall be 2% for each of the first twenty years of a Participant’s full calendar years of Future Service and 1% for each calendar year thereafter.

1.2 Annual Plan Benefit. The Annual Plan Benefit shall be the annual amount of a Participant’s Plan benefit calculated in accordance with the provisions of Section 3.1 below.

1.3 Committee. Three board members or senior officers of the Company, appointed from time to time by the Company’s board of directors.

1.4 Board. The board of directors of the Company.

1.5 Code. The Internal Revenue Code of 1986, as amended.

1.6 Company. Broadridge Financial Solutions, Inc. and its subsidiaries, and successors.

1.7 Early Retirement Date. The date on which a Participant attains age sixty (60).

1.8 Effective Date. March 30, 2007.

1.9 Final Average Annual Pay. The average annual compensation of a Participant for the five full consecutive calendar years during his Future Service period during which he received the largest total amount of compensation. If a Participant does not have five full consecutive calendar years of continuous employment with the Company, the Participant’s Future Service period may at the discretion of the Committee be deemed to include (solely for purposes of determining Final Average Pay) the Participant’s service, if any, with an employer who employed the Participant immediately prior to the Effective Date. For this purpose, a Participant’s “compensation” shall mean the total base salary and bonus compensation actually paid or accrued by the Company to or for such Participant and shall specifically exclude any industry bonus and any compensation derived from grants of restricted stock (whether time-based or performance-based), stock options, stock appreciation rights or any similar equity awards, and relocation pay; provided that, notwithstanding anything to the contrary set forth herein, amounts deferred at such Participant’s election under a cash or deferred arrangement under section 401(k) of the Code shall be included in such Participant’s compensation.

1.10 Future Service. A Participant’s period of full calendar years of continuous employment with the Company after his Plan participation has begun. A Participant in the Plan on the Effective Date shall be credited with Future Service beginning on January 1, 2007. Leaves of absence of less than six months may be taken into account as Future Service, to the extent provided by the Committee. The Committee may, in an applicable Supplement, grant a Participant prior service credit for determining his Future Service period. Future Service shall include additional Future Service reflecting a Participant’s service with a prior employer as determined by the Committee in its sole discretion. Any such additional Future Service granted by the Committee shall be set forth on Supplement A to the Plan. In addition, at the discretion of the Chief Executive Officer of the Company, for the calendar year in which a Participant incurs either an involuntary severance or severance which entitles the Participant to severance pay under the Broadridge Financial Solutions, Inc. severance policy, the Participant shall be credited with one full calendar year of additional Future Service without regard to when such severance pay terminates. Such service shall in no event be duplicative of service otherwise credited under the Plan and shall not be extended under this provision beyond the calendar year in which the severance pay commences.

1.11 Normal Retirement Date. The date on which the Participant attains age sixty-five (65).

1.12 Participant. An individual who has been designated as a Participant by the Committee pursuant to Article II.

1.13 Supplement. A supplement attached to and made a part of this Plan, which shall set forth for each Participant any special conditions applicable to him.

1.14 Termination of Employment. References hereunder to a Participant’s termination of employment, the date a Participant’s employment terminates and the like, shall refer to the ceasing of the Participant’s employment with the Company for any reason.

1.15 Vested Percentage. Except to the extent set forth in Sections 3.4 and 5.5, until a Participant completes 5 full calendar years of Future Service, such Participant’s Vested Percentage shall be 0% and he shall not be entitled to any Plan benefits hereunder. Upon completing 5, 6, 7, 8, 9, and 10-or-more full calendar years of Future Service, a Participant’s Vested Percentage shall be 50%, 60%, 70%, 80%, 90%, and 100%, respectively. The Committee may, in the applicable Supplement, grant a Participant prior service credit for determining his Vesting Percentage purposes.

ARTICLE II

ELIGIBILITY

2.1 Eligibility. The Committee may at any time and from time to time (but prospectively only) designate any corporate vice president or any more senior corporate officer of the Company as a Participant in the Plan. The Committee shall determine the participants in the plan. Such determination shall be set forth in writing in accordance with uniform procedures established by the Committee in its sole discretion.

2.2 Automatic Termination of Eligibility. A person shall automatically cease to be a Participant on the date on which such person is no longer a corporate vice president or a more senior corporate officer of the Company.

ARTICLE III

RETIREMENT BENEFITS

3.1 In General.

(a) A Participant’s Annual Plan Benefit is the product of (i) his Final Average Annual Pay, (ii) his Future Service period, (iii) the Annual Benefit Multiplier and (iv) his Vested Percentage.

(b) A Participant’s benefits under this Plan shall be expressed as an annual amount in the form of a straight life annuity or, at the Committee’s election, another actuarially equivalent series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Participant, starting as at the date the payments to such Participant under this Article III begin. The Committee may establish special provisions for the determination of benefits hereunder applicable to one or more Participants. Such provisions shall be set forth in Supplement A attached hereto. Notwithstanding the foregoing, a Participant’s Annual Plan Benefits determined under this Section 3.1 shall be reduced by the amounts, if any, set forth next to the Participant’s Employee Identification Number on Item 2 of Supplement A.

3.2 Normal Retirement Benefit. If payment of a Participant’s benefits have not commenced on his Early Retirement Date under Section 3.3 below, payment of Plan benefits to the Participant shall commence on the first day of the month next following the later of the Participant’s Normal Retirement Date and the Participant’s termination of employment with the Company, and payment of benefits shall cease with the payment for the month in which the Participant’s death occurs. The monthly Plan benefit shall be one-twelfth of such Participant’s Annual Plan Benefit determined in accordance with the provisions of Section 3.1 above. In the event payment of a Participant’s benefits hereunder commence after a Participant’s Normal Retirement Date, such monthly benefit shall be in an amount equal to the monthly benefit the Participant would have received hereunder if the Participant had commenced receipt of payments under the Plan on his Normal Retirement Date, actuarially increased to reflect the commencement of the payment of Plan benefits before his Normal Retirement Date.

3.3 Early Retirement Benefit. Payment of a Participant’s Plan benefits shall commence on the first day of the month next following the Participant’s termination of employment with the Company on or following his Early Retirement Date and prior to his Normal Retirement Date, and benefits shall cease with the payment for the month in which his death occurs. Such monthly benefit shall be in an amount equal to the monthly benefit the Participant would have received under Section 3.2 if the Participant had commenced receipt of payments under the Plan on his Normal Retirement Date, actuarially reduced to reflect the commencement of the payment of Plan benefits before his Normal Retirement Date. The Committee may, in its discretion, reduce a Participant’s Plan benefits by less than a straight actuarially reduced amount if Participant begins to receive Plan benefits after his Early Retirement Date and before his Normal Retirement Date.

3.4 Delayed Benefit. In the case of a Participant with a Vested Percentage greater than 0% who terminates employment with the Company prior to his Early Retirement Date, payment of his Plan benefits shall commence on his Early Retirement Date. Such monthly benefit shall be in an amount equal to the monthly benefit the Participant would have received under Section 3.2 if the Participant had commenced receipt of payments under the Plan on his Normal Retirement Date, actuarially reduced to reflect the commencement of the payment of Plan benefits before his Normal Retirement Date.

3.5 Disability Retirement Benefit. If a Participant shall incur a Disability while employed by the Company, the Company shall pay such Participant a monthly benefit starting on the first day of the calendar month immediately following the date his Disability begins, or, if later, the date of his termination of employment from the Company, and ending with the payment for the calendar month in which his death occurs or his Disability ends, whichever occurs first. Such monthly benefit (which shall not be reduced by, and shall not reduce, the benefits, if any, payable to a Participant under the Company’s long-term disability insurance program) shall be calculated in the same way as an early retirement benefit under Section 3.3, based on his Final Average Annual Pay when his Disability begins (which will, for purposes of this Section 3.5 only, be determined over less than five full consecutive calendar years to the extent that his Future Service period is less than five years), except that (i) the Vested Percentage shall always be

100%, (ii) there shall not be any actuarial reduction to reflect the commencement of the payment of benefits before his Normal Retirement Date, and (iii) there shall not be any Future Service period accrual during his Disability. For purposes of this Section 3.5, “Disability” shall have the same meaning, and shall be determined in the same manner, as it is determined under the Company’s long-term disability insurance program as in effect on the date the Disability begins.

3.6 No Duplication. In no event shall benefits become payable to any Participant under more than one Section of this Article III.

3.7 Specified Employees. In the event the Committee determines that, at the time of a Participant’s termination of employment with the Company, such Participant is a “specified employee”, as defined in Section 409A(a)(2)(B)(i) of the Code, commencement of the Participant’s Plan benefits shall be delayed for six months following the Participant’s termination of employment with the Company.

ARTICLE IV

FORFEITURES

4.1 Forfeiture for Competitive Employment. If, after a Participant’s employment terminates, the Participant violates the non-competition provisions of any agreement he has entered into with the Company, or if his employment with the Company is terminated on account of his dishonesty or gross negligence, such Participant shall forever and irrevocably forfeit all benefits otherwise due him under the terms of the Plan.

4.2 Limitation. If any provision of this Article IV shall be unenforceable as a matter of law, it shall be construed to apply to the greatest extent permitted by law so as to give effect to its intended purposes.

ARTICLE V

CONDITIONS RELATED TO BENEFITS

5.1 Administration of Plan. The Committee shall administer the Plan and shall have the sole and exclusive authority to interpret, construe and apply its provisions. The Committee shall have the power to establish, adopt and revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan and the operation of the Committee’s activities in connection therewith. All decisions of the Committee shall be by vote or written consent of the majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member in his capacity as a Participant.

5.2 Grantor Trust. The Committee may, at its discretion, have the Company create a grantor trust (within the meaning of section 671 of the Code) in connection with the adoption of this Plan to which it may from time to time contribute amounts to accumulate an appropriate reserve against its obligations hereunder. Notwithstanding the creation of such trust, the benefits hereunder shall be a general obligation of the Company.

5.3 No Right to Company Assets. Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company may set aside in anticipation of a liability hereunder, nor in any policy or policies of insurance on the life of a Participant owned by the Company.

5.4 No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company to continue the service of a Participant, or obligate a Participant to continue in the service of the Company, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

5.5 Company’s Right to Terminate and Amend. The Company reserves the right in its sole discretion at any time to amend the Plan in any respect or terminate the Plan. Notwithstanding the foregoing, no such amendment or termination shall reduce the amount of the benefit theretofore vested in any Participant or change the conditions required to be satisfied to receive payment of such past accrued benefit based on the provisions of the Plan as theretofore in effect. For this purpose, the amount of a Participant’s accrued benefit as of the date of any plan amendment or termination shall be determined as if the Participant was then retiring in accordance with Section 3.3 with his actual Vested Percentage accrued as at such date; provided that if the Company is terminating the Plan and if a Participant has not completed at least 5 years of Future Service, Participant’s Vested Percentage shall be: (i) 40% if he has completed 4 years of Future Service; (ii) 30% if he has completed 3 years of Future Service; (iii) 20% if he has completed 2 years of Future Service; (iv) 10% if he has completed 1 year of Future Service; and (v) 0% if he has not completed 1 year of Future Service.

5.6 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

5.7 Right of Offset. If at the time any payment is to be made hereunder a Participant is indebted to the Company or otherwise subject to a monetary claim by the Company, the payments remaining to be paid to the Participant under the Plan may, at the Company’s discretion, be reduced by setoff against the amount of such indebtedness or claim.

5.8 No Third Party Rights. Nothing in this Plan or any trust established pursuant to Section 5.2 hereof shall be construed to create any rights hereunder in favor of any person (other than the Company and any Participant) or to limit the Company’s right to amend or terminate the Plan in any manner subject to Section 5.5 hereof.

ARTICLE VI

MISCELLANEOUS

6.1 Non-assignability. No rights or payments to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or subject to levy, garnishment, attachment, execution or other legal or equitable process. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, nor be transferable by operation of law in the event of a Participant’s bankruptcy or insolvency.

6.2 Withholding. To the extent required by law the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.

6.3 Gender and Number. Wherever appropriate herein, the masculine shall mean the feminine and the singular shall mean the plural or vice versa.

6.4 Notice. Any notice required or permitted to be made under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to: (a) in the case of notice to the Company or the Committee, the principal office of the Company, directed to the attention of the Secretary of the Committee; and (b) in the case of a Participant, such Participant’s home or business address maintained in the Company’s personnel records. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

6.5 Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

6.6 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of New York, without regard to such state’s choice of law rules.

6.7 409A. The Committee shall have the power and discretion to modify the timing and/or form of the payment of benefits hereunder to the extent the Committee deems necessary or advisable to avoid the imposition of an accelerated or additional tax under Section 409A of the Code.

ARTICLE VII

SPOUSAL BENEFITS

In the event of the death of a Participant who is at least 35 years of age at the time of his death and whose Vested Percentage is greater than 0%, the Participant’s surviving spouse, (if any) is entitled to receive 50% of the benefit which the Participant would have been entitled to receive at the time of his death. Payments under this Article VII shall commence on the first day of the calendar month next following the Participant’s death if the Participant has already attained age 60 by the time of his death, and shall otherwise commence on the first day of the calendar month next following the month in which the sixtieth anniversary of the Participant’s birth occurs. Benefits paid under this Article VII shall be payable monthly as a straight life annuity benefit and shall be calculated in accordance with the benefit to which the Participant would have been entitled at his Normal Retirement Date. In the case of payments hereunder which commence prior to the date on which the Participant would have attained age 65, the payments shall be actuarially reduced to reflect the commencement of the payment before the Participant’s attainment of age 65.

Supplement A

Special Provisions Applicable to Certain Participants

1.	With respect to the Participants whose identifying information is set forth in this Item 1 to Supplement A, the Annual Plan Benefit determined under the first sentence of Section 3.1 after the completion of any given calendar year before giving effect to any limitation under Item 2 of this Supplement A shall be no less than the Accrued Annual Minimum Benefit set forth in this Item 1 for such completed calendar year.

Employee Identification Number: 103621

Completed Full Calendar Year	Accrued Annual Minimum Benefit Payable at Age 65
2007	$264,699
2008	$309,348
2009	$353,674
2010	$400,184
2011 and later	$435,526

Employee Identification Number: 103594

Completed Full Calendar Year	Accrued Annual Minimum Benefit Payable at Age 65
2007	$245,589
2008	$288,578
2009	$331,920
2010	$384,897
2011 and later	$435,526

2. With respect to the Participants whose identifying information is set forth in this Item 2 to Supplement A, the Future Service credited under Section 1.10 shall include the Additional Future Service set forth in the second column of this Item 2, below, and the Annual Plan Benefits determined under Section 3.1 shall be reduced by the amounts set forth in the third column of this Item 2, below:

Employee Identification Number	Additional Future Service	Amount by which Benefit Determined Under Sentence 1 of Section 3.1 Shall Be Reduced.
103621	13	$223,770
103594	12	$206,108
103724	6	$25,916
124724	3	$0